Exhibit 99.1
News Release

AMH Reports Fourth Quarter and Full Year 2024 Financial and Operating Results
15% Increase in Quarterly Distribution
LAS VEGAS, Feb. 20, 2025—AMH (NYSE: AMH) (the “Company”), a leading large-scale integrated owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter and full year ended December 31, 2024.
Highlights
•Rents and other single-family property revenues increased 6.8% year-over-year to $436.6 million for the fourth quarter of 2024.
•Net income attributable to common shareholders totaled $123.2 million, or $0.33 per diluted share, for the fourth quarter of 2024, compared to $76.6 million, or $0.21 per diluted share, for the fourth quarter of 2023.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 5.7% year-over-year to $0.45 per FFO share and unit for the fourth quarter of 2024 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 5.9% year-over-year to $0.41 per FFO share and unit for the fourth quarter of 2024.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 3.6% year-over-year for the fourth quarter of 2024.
•Achieved Same-Home Average Occupied Days Percentage of 95.4% and new, renewal and blended rate growth of 0.2%, 4.9% and 3.3%, respectively. The Company executed on its previously communicated end of year strategy to optimize revenue by strengthening occupancy in advance of spring leasing season. For October, November and December, Same-Home Average Occupied Days Percentage was 95.2%, 95.4%, and 95.6%, respectively, and new lease spreads were 2.0%, -0.9%, and 0.0%, respectively, reflecting positive trajectory heading into 2025.
•Delivered a total of 463 high-quality and energy-efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the fourth quarter of 2024.
•Issued $500.0 million of 5.250% unsecured senior notes due 2035 during the fourth quarter of 2024 with an effective interest rate of 5.08% after reflecting the beneficial impact of treasury rate locks, raising net proceeds of $494.2 million.
•Raised common share dividend by 15% to $0.30 in the first quarter of 2025.
“AMH had a solid finish to 2024 with strong leasing momentum that drove positive occupancy absorption in both November and December, resulting in full year Core FFO per share growth of 6.6%,” said Bryan Smith, AMH’s Chief Executive Officer. “As we look ahead to 2025 and beyond, we believe that our best-in-class operating platform and responsible approach to growth will position us to remain at the forefront of the residential industry and to deliver stable and consistent results and returns for years to come.”
Fourth Quarter 2024 Financial Results
Net income attributable to common shareholders totaled $123.2 million, or $0.33 per diluted share, for the fourth quarter of 2024, compared to $76.6 million, or $0.21 per diluted share, for the fourth quarter of 2023. The increase was primarily due to higher net gains on property sales.
Rents and other single-family property revenues increased 6.8% to $436.6 million for the fourth quarter of 2024, compared to $408.7 million for the fourth quarter of 2023. Revenue growth was primarily driven by higher rental rates.

Core NOI from our total portfolio increased 8.5% to $255.6 million for the fourth quarter of 2024, compared to $235.6 million for the fourth quarter of 2023. This growth was driven by a 7.6% increase in core revenues resulting primarily from higher rental rates, partially offset by a 5.9% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 4.0% to $334.7 million for the fourth quarter of 2024, compared to $321.9 million for the fourth quarter of 2023, which was driven by a 4.7% increase in Average Monthly Realized Rent per property, partially offset by a 70 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 4.8% to $113.6 million for the fourth quarter of 2024, compared to $108.5 million for the fourth quarter of 2023, primarily driven by higher repairs and maintenance (“R&M”) and turnover costs, net, property management expenses, net and property tax expense, which was lower than previously anticipated. As a result, Core NOI from Same-Home properties increased 3.6% to $221.0 million for the fourth quarter of 2024, compared to $213.4 million for the fourth quarter of 2023.
Core FFO attributable to common share and unit holders was $191.7 million, or $0.45 per FFO share and unit, for the fourth quarter of 2024, compared to $178.6 million, or $0.43 per FFO share and unit, for the fourth quarter of 2023. Adjusted FFO attributable to common share and unit holders was $172.9 million, or $0.41 per FFO share and unit, for the fourth quarter of 2024, compared to $160.8 million, or $0.39 per FFO share and unit, for the fourth quarter of 2023. These improvements were primarily attributable to growth in Core NOI from our total portfolio.
Full Year 2024 Financial Results
Net income attributable to common shareholders totaled $398.5 million, or $1.08 per diluted share, for the year ended December 31, 2024, compared to $366.2 million, or $1.01 per diluted share, for the year ended December 31, 2023. The increase was primarily due to growth in rents and other single-family property revenues exceeding increases in total expenses, higher net gains on property sales and an increase in other income and expense, net, partially offset by a $6.3 million loss on early extinguishment of debt for the year ended December 31, 2024.
Rents and other single-family property revenues increased 6.5% to $1.73 billion for the year ended December 31, 2024, compared to $1.62 billion for the year ended December 31, 2023. Revenue growth was primarily driven by higher rental rates.
Core NOI from our total portfolio increased 8.1% to $978.3 million for the year ended December 31, 2024, compared to $904.8 million for the year ended December 31, 2023. This growth was driven by a 7.0% increase in core revenues resulting primarily from higher rental rates, partially offset by a 5.1% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 5.0% to $1.33 billion for the year ended December 31, 2024, compared to $1.27 billion for the year ended December 31, 2023, which was driven by a 5.3% increase in Average Monthly Realized Rent per property as well as higher fees and lower uncollectible rents, partially offset by a 50 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 4.3% to $457.9 million for the year ended December 31, 2024, compared to $438.9 million for the year ended December 31, 2023, primarily driven by an annual increase in property tax expense. As a result, Core NOI from Same-Home properties increased 5.3% to $870.4 million for the year ended December 31, 2024, compared to $826.2 million for the year ended December 31, 2023.
Core FFO attributable to common share and unit holders was $743.6 million, or $1.77 per FFO share and unit, for the year ended December 31, 2024, compared to $688.5 million, or $1.66 per FFO share and unit, for the year ended December 31, 2023. Adjusted FFO attributable to common share and unit holders was $663.3 million, or $1.58 per FFO share and unit, for the year ended December 31, 2024, compared to $609.3 million, or $1.47 per FFO share and unit, for the year ended December 31, 2023. These improvements were primarily attributable to growth in Core NOI from our total portfolio.

Portfolio
Average Occupied Days Percentage was 94.2% for the fourth quarter of 2024, compared to 95.1% for the third quarter of 2024.
Investments
As of December 31, 2024, the Company’s total single-family properties, excluding properties held for sale, consisted of 60,531 homes, compared to 58,899 homes as of September 30, 2024, an increase of 1,632 homes during the fourth quarter of 2024, which included 1,673 homes acquired through a bulk portfolio acquisition, 339 newly constructed homes delivered to our operating portfolio through our AMH Development Program and 6 homes acquired through our traditional acquisition channel, partially offset by 386 homes identified for sale. During the fourth quarter of 2024, we also developed an additional 124 newly constructed homes which were delivered to our unconsolidated joint ventures, aggregating to 463 total home deliveries through our AMH Development Program. As of December 31, 2024, the Company had 805 properties held for sale and 3,376 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
During the fourth quarter of 2024, the Company issued and physically settled 2,987,024 Class A common shares under its At-the-Market Program that were previously sold under forward sale agreements during the first quarter of 2024, receiving net proceeds of $109.8 million after commissions and other expenses of $0.8 million.
During the fourth quarter 2024, American Homes 4 Rent, L.P. (the “Operating Partnership”), the entity through which the Company conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets, issued $500.0 million of 5.250% unsecured senior notes with a maturity date of March 15, 2035 (the “2035 Notes”), which have been effectively hedged at 5.08% through the use of treasury locks. Interest on the 2035 Notes is payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2025. The Operating Partnership received aggregate net proceeds of $494.2 million from this offering, after underwriting fees of approximately $3.2 million and a $2.6 million discount, and before offering costs of $1.1 million.
As of December 31, 2024, the Company had cash and cash equivalents of $199.4 million and total outstanding debt of $5.1 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.4% and a weighted-average term to maturity of 12.0 years. The Company had no outstanding borrowings on its $1.25 billion revolving credit facility at the end of the year. During the fourth quarter of 2024, the Company generated $63.0 million of Retained Cash Flow and sold 587 properties generating $179.9 million of net proceeds. Additionally, the Company’s AMH 2015-SFR1 and AMH 2015-SFR2 securitizations, which had a total balance of $925.4 million as of December 31, 2024, have anticipated repayment dates in 2025. In February 2025, the Company provided notice of its intent to pay off the AMH 2015-SFR1 securitization during the second quarter of 2025, which had a balance of $494.9 million as of December 31, 2024.
Hurricanes Update
During the third and fourth quarters of 2024, Hurricanes Beryl, Debby, Helene and Milton impacted certain properties in our Texas, Florida, Georgia and Carolinas markets. The Company’s property and casualty insurance policies provide coverage for wind and flood damage, as well as business interruption costs, during the period of remediation and repairs, subject to deductibles and limits.
During the fourth quarter of 2024, the Company recognized a $5.0 million hurricane-related charge primarily related to actual and estimated accruals, net of related insurance claims. The Company previously recognized a $3.9 million hurricane-related charge in the third quarter of 2024 related to actual and estimated accruals for repairs during that time period. These charges have been excluded from Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and our total and Same-Home Core NOI results.

Sustainability Update
In the first quarter of 2025, the Company published its Green Bond Allocation Report describing the allocation of its January 2024 green bond proceeds and related environmental impact metrics. As of December 31, 2024, 83% of the $595.5 million net proceeds from our green bond issuance have been allocated to projects which meet the eligibility criteria described in the prospectus supplement related to the offering. The full report can be downloaded on the Company’s website at www.amh.com, under “Investor relations.”
2025 Guidance
Set forth below are the Company’s current expectations with respect to full year 2025 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2025 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated joint ventures, (ii) acquisition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2025 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2025
Core FFO attributable to common share and unit holders		$1.80 - $1.86
Core FFO attributable to common share and unit holders growth		1.7% - 5.1%

Same-Home
Core revenues growth		2.50% - 4.50%
Core property operating expenses growth		3.00% - 5.00%
Core NOI growth		2.25% - 4.25%

Full Year 2025
Investment Program	Properties	Investment
Wholly owned acquisitions	—	—
Wholly owned development deliveries	1,800 - 2,000	$700 - $800 million
Development pipeline, pro rata share of JV and Property Enhancing Capex	—	$100 - $200 million
Total capital investment (wholly owned and pro rata JV)	1,800 - 2,000	$0.8 - $1.0 billion
Total gross capital investment (JVs at 100%)	2,200 - 2,400	$1.0 - $1.2 billion
Full Year 2025 Guidance Commentary
Operating Outlook:
•Same-Home core revenues growth reflects (1) Average Occupied Days Percentage in the low 96% area consistent with 2024, (2) Average Monthly Realized Rent growth in the high 3.0% area, and (3) bad debt expense in the low 1% area as a percentage of rents for the full year.
•Same-Home core property operating expenses growth reflects (1) expectation for moderating 2025 property tax growth between 3.50% and 5.50% and (2) 2.50% to 4.50% growth in all other core property operating expenses, excluding property taxes.

Capital Plan:
•In addition to the Company’s $0.8 - $1.0 billion total wholly-owned and pro rata JV capital investment program, the Company’s AMH 2015-SFR1 and AMH 2015-SFR2 securitizations, which had a total outstanding balance of $925.4 million and weighted average in-place interest rate of 4.24% as of December 31, 2024, have anticipated repayment dates in 2025.
•In February 2025, the Company provided notice of its intent to pay off the AMH 2015-SFR1 securitization during the second quarter of 2025 and plans to pay off the AMH 2015-SFR2 securitization over the course of 2025 based on capital markets conditions.
•The Company expects to fund its 2025 capital plan through a combination of Retained Cash Flow, approximately $400 - $500 million of recycled capital from dispositions, as well as debt capital, including partial proceeds from the December 2024 unsecured bond issuance. As of December 31, 2024, the Company’s $1.25 billion revolving credit facility remained fully undrawn.
Reconciliation of Core FFO attributable to common share and unit holders from 2024 to 2025 Guidance Midpoint

Per FFO Share and Unit
2024 Core FFO attributable to common share and unit holders	$1.77

Same-Home Core NOI	0.07
Non-Same-Home Core NOI (1)	0.13
Disposition program	(0.04)
Amortization of IT software assets (2)	(0.01)
Financing costs (share count and interest) (3)	(0.09)

2025 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.83
2025 Core FFO attributable to common share and unit holders growth - Guidance Midpoint	3.4%
(1)Core FFO growth from Non-Same-Home Core NOI includes (i) contribution from existing properties not included in the Company’s 2025 Same-Home portfolio, including 2024 wholly-owned property additions, and (ii) contribution from 2025 wholly-owned property additions.
(2)Amortization of IT software assets increase reflects investments from prior years into IT systems supporting our industry-leading property management platform.
(3)Financing costs (share count and interest) change is primarily related to the funding of the Company’s investment programs, including the fourth quarter 2024 portfolio acquisition of nearly 1,700 homes, and the impact from both the 2024 securitization refinancings and the 2025 securitization anticipated repayments.
Additional Information
A copy of the Company’s Fourth Quarter 2024 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com, under “Investor relations.” This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, February 21, 2025 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter and full year ended December 31, 2024 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, March 7, 2025 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13750434#, or by using the link at www.amh.com, under “Investor relations.”

About AMH
AMH (NYSE: AMH) is a leading large-scale integrated owner, operator and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing and managing homes as rental properties. Our goal is to simplify the experience of leasing a home and deliver peace of mind to households across the country.
In recent years, we’ve been named one of U.S. News 2024 Best Real Estate Companies to Work For, Fortune’s 2023 Best Workplaces in Real Estate™, a 2024 Great Place to Work®, a 2024 Most Loved Workplace®, a 2024 Top U.S. Homebuilder by Builder100, and one of America’s Most Responsible Companies 2025 and Most Trustworthy Companies in America 2024 by Newsweek and Statista Inc. As of December 31, 2024, we owned over 61,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P. and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.
Cautionary Note Regarding Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release and the Supplemental Information Package include, among others, our 2025 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in the Company’s subsequent filings with the SEC.

AMH
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2024	December 31, 2023
	(Unaudited)
Assets
Single-family properties:
Land	$2,370,006	$2,234,301
Buildings and improvements	11,559,461	10,651,388
Single-family properties in operation	13,929,467	12,885,689
Less: accumulated depreciation	(3,048,868)	(2,719,970)
Single-family properties in operation, net	10,880,599	10,165,719
Single-family properties under development and development land	1,272,284	1,409,424
Single-family properties and land held for sale, net	212,808	182,082
Total real estate assets, net	12,365,691	11,757,225
Cash and cash equivalents	199,413	59,385
Restricted cash	150,803	162,476
Rent and other receivables	48,452	42,823
Escrow deposits, prepaid expenses and other assets	337,379	406,138
Investments in unconsolidated joint ventures	159,134	114,198
Asset-backed securitization certificates	—	25,666
Goodwill	120,279	120,279
Total assets	$13,381,151	$12,688,190

Liabilities
Revolving credit facility	$—	$90,000
Asset-backed securitizations, net	924,344	1,871,421
Unsecured senior notes, net	4,086,418	2,500,226
Accounts payable and accrued expenses	521,759	573,660
Total liabilities	5,532,521	5,035,307

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 368,987,993 and 364,296,431 shares issued and outstanding at December 31, 2024 and 2023, respectively)	3,690	3,643
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at December 31, 2024 and 2023)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 shares issued and outstanding at December 31, 2024 and 2023)	92	92
Additional paid-in capital	7,529,008	7,357,848
Accumulated deficit	(380,632)	(394,908)
Accumulated other comprehensive income	7,852	843
Total shareholders' equity	7,160,016	6,967,524
Noncontrolling interest	688,614	685,359
Total equity	7,848,630	7,652,883

Total liabilities and equity	$13,381,151	$12,688,190

AMH
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
Rents and other single-family property revenues	$436,593	$408,657	$1,728,697	$1,623,605

Expenses:
Property operating expenses	148,455	142,797	625,883	599,459
Property management expenses	33,564	31,112	129,321	123,363
General and administrative expense	20,765	18,487	83,590	74,615
Interest expense	44,485	35,091	165,351	140,198
Acquisition and other transaction costs	3,326	4,260	12,192	16,910
Depreciation and amortization	123,990	115,771	477,010	456,550
Hurricane-related charges, net	4,980	—	8,884	—
Total expenses	379,565	347,518	1,502,231	1,411,095

Gain on sale and impairment of single-family properties and other, net	80,266	29,082	225,756	209,834
Loss on early extinguishment of debt	—	—	(6,323)	—
Other income and expense, net	6,579	716	22,243	9,798

Net income	143,873	90,937	468,142	432,142

Noncontrolling interest	17,157	10,834	55,716	51,974
Dividends on preferred shares	3,486	3,486	13,944	13,944

Net income attributable to common shareholders	$123,230	$76,617	$398,482	$366,224

Weighted-average common shares outstanding:
Basic	369,378,385	362,954,405	367,454,012	362,024,968
Diluted	369,907,657	363,396,325	367,989,537	362,477,216

Net income attributable to common shareholders per share:
Basic	$0.33	$0.21	$1.08	$1.01
Diluted	$0.33	$0.21	$1.08	$1.01

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Fourth Quarter 2024 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Fourth Quarter 2024 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.

FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.

Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.

FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three months and the years ended December 31, 2024 and 2023 (amounts in thousands, except share and per share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$123,230	$76,617	$398,482	$366,224
Adjustments:
Noncontrolling interests in the Operating Partnership	17,157	10,834	55,716	51,974
Gain on sale and impairment of single-family properties and other, net	(80,266)	(29,082)	(225,756)	(209,834)
Adjustments for unconsolidated joint ventures	813	1,331	4,722	3,711
Depreciation and amortization	123,990	115,771	477,010	456,550
Less: depreciation and amortization of non-real estate assets	(5,093)	(4,515)	(19,447)	(17,417)
FFO attributable to common share and unit holders	$179,831	$170,956	$690,727	$651,208
Adjustments:
Acquisition, other transaction costs and other	3,326	4,260	12,192	16,910
Noncash share-based compensation - general and administrative	2,618	2,494	20,617	16,379
Noncash share-based compensation - property management	987	879	4,814	4,030
Hurricane-related charges, net	4,980	—	8,884	—
Loss on early extinguishment of debt	—	—	6,323	—
Core FFO attributable to common share and unit holders	$191,742	$178,589	$743,557	$688,527
Recurring Capital Expenditures	(17,666)	(17,019)	(76,281)	(76,098)
Leasing costs	(1,134)	(745)	(3,966)	(3,113)
Adjusted FFO attributable to common share and unit holders	$172,942	$160,825	$663,310	$609,316
Common distributions	(109,968)	(91,375)	(437,638)	(365,552)
Retained Cash Flow	$62,974	$69,450	$225,672	$243,764

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.43	$0.41	$1.65	$1.57
Core FFO attributable to common share and unit holders	$0.45	$0.43	$1.77	$1.66
Adjusted FFO attributable to common share and unit holders	$0.41	$0.39	$1.58	$1.47

Weighted-average FFO shares and units:
Common shares outstanding	369,378,385	362,954,405	367,454,012	362,024,968
Share-based compensation plan and forward sale equity contracts (1)	1,012,895	913,602	948,910	828,424
Operating partnership units	51,376,980	51,376,980	51,376,980	51,376,980
Total weighted-average FFO shares and units	421,768,260	415,244,987	419,779,902	414,230,372
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

The following is a reconciliation of net income per common share–diluted to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders on a per share and unit basis for the three months and the years ended December 31, 2024 and 2023:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share–diluted	$0.33	$0.21	$1.08	$1.01
Adjustments:
Conversion from GAAP share count	(0.04)	(0.03)	(0.13)	(0.13)
Noncontrolling interests in the Operating Partnership	0.04	0.03	0.13	0.13
Gain on sale and impairment of single-family properties and other, net	(0.18)	(0.07)	(0.53)	(0.51)
Adjustments for unconsolidated joint ventures	—	—	0.01	0.01
Depreciation and amortization	0.30	0.28	1.14	1.10
Less: depreciation and amortization of non-real estate assets	(0.02)	(0.01)	(0.05)	(0.04)
FFO attributable to common share and unit holders	$0.43	$0.41	$1.65	$1.57
Adjustments:
Acquisition, other transaction costs and other	0.01	0.01	0.03	0.04
Noncash share-based compensation - general and administrative	—	0.01	0.04	0.04
Noncash share-based compensation - property management	—	—	0.01	0.01
Hurricane-related charges, net	0.01	—	0.02	—
Loss on early extinguishment of debt	—	—	0.02	—
Core FFO attributable to common share and unit holders	$0.45	$0.43	$1.77	$1.66
Recurring Capital Expenditures	(0.04)	(0.04)	(0.18)	(0.18)
Leasing costs	—	—	(0.01)	(0.01)
Adjusted FFO attributable to common share and unit holders	$0.41	$0.39	$1.58	$1.47

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (2) gain or loss on early extinguishment of debt, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three months and the years ended December 31, 2024 and 2023 (amounts in thousands):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$436,593	$408,657	$1,728,697	$1,623,605
Tenant charge-backs	(49,108)	(48,506)	(221,431)	(215,555)
Core revenues	387,485	360,151	1,507,266	1,408,050
Less: Non-Same-Home core revenues	(52,812)	(38,271)	(178,981)	(142,882)
Same-Home core revenues	$334,673	$321,880	$1,328,285	$1,265,168

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$148,455	$142,797	$625,883	$599,459
Property management expenses	33,564	31,112	129,321	123,363
Noncash share-based compensation - property management	(987)	(879)	(4,814)	(4,030)
Expenses reimbursed by tenant charge-backs	(49,108)	(48,506)	(221,431)	(215,555)
Core property operating expenses	131,924	124,524	528,959	503,237
Less: Non-Same-Home core property operating expenses	(18,293)	(16,056)	(71,068)	(64,309)
Same-Home core property operating expenses	$113,631	$108,468	$457,891	$438,928

Core NOI and Same-Home Core NOI
Net income	$143,873	$90,937	$468,142	$432,142
Hurricane-related charges, net	4,980	—	8,884	—
Loss on early extinguishment of debt	—	—	6,323	—
Gain on sale and impairment of single-family properties and other, net	(80,266)	(29,082)	(225,756)	(209,834)
Depreciation and amortization	123,990	115,771	477,010	456,550
Acquisition and other transaction costs	3,326	4,260	12,192	16,910
Noncash share-based compensation - property management	987	879	4,814	4,030
Interest expense	44,485	35,091	165,351	140,198
General and administrative expense	20,765	18,487	83,590	74,615
Other income and expense, net	(6,579)	(716)	(22,243)	(9,798)
Core NOI	255,561	235,627	978,307	904,813
Less: Non-Same-Home Core NOI	(34,519)	(22,215)	(107,913)	(78,573)
Same-Home Core NOI	$221,042	$213,412	$870,394	$826,240

Contact:
AMH Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com